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Exhibit 99.1


 FOR IMMEDIATE RELEASE

Company Contact:                                    Investor Relations Contact:
PHC, Inc.                                           Liolios Group, Inc.
Bruce A. Shear, President & CEO                     Ron Both
Tel: 978-536-2777                                   Tel: 949-574-3860


                      PHC REPORTS RECORD FINANCIAL RESULTS
                      FOR THE FIRST QUARTER OF FISCAL 2008

Peabody, Mass. -- November 8, 2007 -- PHC, Inc., d.b.a. Pioneer Behavioral Health (AMEX:PHC), a leading provider of inpatient and outpatient behavioral health services and pharmaceutical research, announced financial results for the first quarter ended September 30, 2007.

Q1 2008 Financial and Operational Highlights

o    Record first quarter revenues of $12.7 million, increased 26% vs. Q1 '07

o Record first quarter net income of $0.8 million or $0.04 per share, increased 182% vs. Q1 '07

o    First quarter patient care revenue increased 29% vs. Q1 '07

o Patient days increased 5% primarily due to an increase of 20 additional beds vs. Q1 '07

o Balance sheet continued to strengthen: Total liabilities reduced by $1.5 million vs. Q4 '07, primarily due to revolving debt reduction

o Construction of the Seven Hills Behavioral Institute near Las Vegas, Nevada remains on track to open in early 2008. Seven Hills is projected to contribute annualized revenue of approximately $12 million, with higher margins than PHC's other inpatient facilities.

o    Company purchased 150,000 PHC treasury shares in the open market.


Key Financial Indicators
(In thousands, except per-share amounts.)

Q1 2008 vs. Q1 2007            Q1 2008     Q1 2007     Change     % Change
Consolidated revenues          $12,704     $10,062     $2,642         26%
Patient care revenues          $10,143     $ 7,876     $2,267         29%
Net Income Before Taxes        $ 1,307     $   466     $  841        180%
Net Income                     $   800     $   283     $  517        182%
Earnings per share - Basic     $  0.04     $  0.02     $ 0.02        100%
Earnings per share - Diluted   $  0.04     $  0.01     $ 0.03        300%


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First Quarter Financial Results

For the three months ended September 30, 2007 and compared to the same quarter a year ago:

Total net revenue from operations increased 26% to $12.7 million, as compared to $10.1 million for the three months ended September 30, 2006. This increase is primarily attributable to an increase in net revenue of the Company's patient care segment, which was up 29% to $10.1 million from $7.9 million in the same year-ago period. Revenue from the pharmaceutical studies segment increased 35% to $1.4 million as compared to $1.1 million for the same quarter last year. Contract support services revenue provided by the Company's Wellplace subsidiary remained relatively stable at $1.1 million.

Income from operations for the quarter totaled $1.4 million, an increase of 151% from the $0.6 million reported for the same period last year. Net income before taxes increased 180%, to a record $1.3 million from $0.5 million for the year-ago same period.

Net income for the quarter was $0.8 million, or $0.04 per fully diluted share (based on 20.6 million fully diluted shares), an increase of 182% compared to net income of $0.3 million, or $0.01 per fully diluted share (based on 19.3 million shares) for the first quarter last year.

Total operating expenses for the quarter increased 19% to $11.3 million from the $9.5 million reported during the first quarter of last year. Included in this increase were expenses of approximately $100,000 related to new programs and services associated with new contracts and the Seven Hills Behavioral Institute.

The Company's provision for doubtful accounts decreased to $0.4 million for the quarter, compared to $0.5 million in the same quarter last year. The percentage of bad debt expense to net patient care revenue for the quarter was 4% as compared to 6% for the same period last year.

Patient care operating expenses increased 31% as compared to the same year-ago period, reflecting the expenses related to new major contracts. Pharmaceutical patient care expenses increased 25% and contract support expenses decreased 4%. The increase in patient care expense reflects the Company's investments in its Las Vegas market initiatives, including the Seven Hills project and the Company's 10-year, $80 million agreement with Behavioral Healthcare Options announced in December 2006.

"This quarter was another record in both revenue and profit," said Bruce A. Shear, Pioneer's president and CEO. "It was driven by a strong 29% expansion of our patient care revenues. The increase in our net profit versus the same quarter last year, once again demonstrates the return on our investment in our Las Vegas market expansion. This occurred despite incurring another $100,000 in expenses designed to enhance future returns. We continue to expect the income expansion trend to be sustained as our new Seven Hills facility comes on line in 2008. Given this and our days sales outstanding - and debt balances declining, we remain in a strong position for growth."

Teleconference Information

PHC will host a conference call today at 4:30 p.m., Eastern Time. A question and answer session will follow management's presentation.


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To participate in the call,  dial the  appropriate  number 5-10 minutes prior to the start time, request the PHC conference call and provide the conference ID.

Domestic callers: 1-800-683-1525

International callers: 1-973-872-3197

Conference ID#: 9414911

A  web   simulcast   of  the  call  can  be  accessed   via  PHC's   website  at
www.phc-inc.com. The call will be available for replay starting at 7:30 p.m. Eastern Time until December 8, 2007:

Toll-Free Replay number: 1-877-519-4471

International Replay number: 1-973-341-3080

Replay PIN #: 9414911

If you have any difficulty connecting with the conference call or webcast, please contact the Liolios Group at 949-574-3860.

About PHC, Inc.

Pioneer Behavioral Health operates companies that provide inpatient and outpatient behavioral health care services, clinical research and Internet- and telephonic-based referral services. The companies contract with national insurance companies, government payors, and major transportation and gaming companies, among others, to provide such services. For more information, please visit www.phc-inc.com.

Statement under the Private Securities Litigation Reform Act of 1995

This press release may include "forward-looking statements" that are subject to risks and uncertainties. Forward-looking statements include information about possible or assumed future results of the operations or the performance of the Company and its future plans and objectives. Various future events or factors may cause the actual results to vary materially from those expressed in any forward-looking statements made in this press release. For a discussion of these factors and risks, see the company's annual report on Form 10-K for the most recently ended fiscal year.


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                           PHC, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                                    September 30,      June 30,
ASSETS                                                2007               2007
                                                      ____               ____
                                                    (unaudited)
Current assets:
   Cash and cash equivalents                        $ 2,759,303    $ 3,395,173
   Accounts receivable, net of allowance
     for doubtful accounts of $2,878,902 at
     September 30, 2007 and $3,764,585 at
     June 30, 2007                                    6,694,412      6,524,387
   Pharmaceutical receivables                         1,723,159      1,942,268
   Prepaid expenses                                     687,390        688,600
   Other receivables and advances                       960,527        868,628
   Deferred income tax asset                          1,596,796      2,015,000
                                                   ____________     __________
       Total current assets                          14,421,587     15,434,056
   Accounts receivable, non-current                      35,000         35,000
   Other receivable                                      85,619         91,697
   Property and equipment, net                        2,371,375      2,121,191
   Deferred financing costs, net of amortization
     of $179,136 at September 30, 2007 and $143,377
     June 30, 2007                                      578,105        613,865
   Customer relationships, net of amortization of
     $410,000 at September 30, 2007 and $380,000 at
     June 30, 2007                                    1,990,000      2,020,000
   Goodwill                                           3,508,576      3,508,576
   Other assets                                       3,305,609      3,465,356
                                                   ____________     __________
      Total assets                                  $26,295,871    $27,289,741
                                                   ============    ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable                                 $ 1,322,824    $ 1,261,841
   Current maturities of long-term debt               1,120,110      1,134,300
   Revolving credit note                                562,496      1,518,742
   Deferred revenue                                     270,492        433,301
   Current portion of obligations under capital
     leases                                             195,024        205,858
   Accrued payroll, payroll taxes and benefits        1,744,386      1,631,693
   Accrued expenses and other liabilities             1,458,130      1,702,772
                                                   ____________     __________
     Total current liabilities                        6,673,462      7,888,507
   Long-term debt                                       623,455        831,387
   Obligations under capital leases                     187,612        226,706
   Deferred tax liability                                93,000         93,000
                                                   ____________     __________
       Total liabilities                              7,577,529      9,039,600
                                                   ____________     __________
Stockholders' equity:
   Preferred Stock, 1,000,000 shares authorized,
     none issued or outstanding                              --             --
   Class A common stock, $.01 par value, 30,000,000
     shares authorized, 19,622,076 and 19,622,076
     shares issued at September 30, 2007 and
     June 30, 2007, respectively                        196,221         196,221
   Class B common stock, $.01 par value, 2,000,000
     shares authorized, 775,760 issued and outstanding
     at September 30, 2007 and  June 30, 2007,
     respectively, each convertible into one share
     of Class A common Stock                              7,758           7,758

   Additional paid-in capital                        26,875,513      26,812,808
   Treasury stock, 349,098 shares of Class A
     common stock at September 30, 2007 and
     199,098 at June 30, 2007, at cost                 (586,215)       (191,700)
Accumulated deficit                                  (7,774,935)     (8,574,946)
                                                   ____________      __________
Total stockholders' equity                           18,718,342      18,250,141
                                                   ____________      __________
Total liabilities and stockholders' equity          $26,295,871     $27,289,741
                                                   ============     ===========


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                           PHC, INC. AND SUBSIDIARIES

                        Consolidated Statements of Income

                                                Three Months Ended September 30,
                                                          2007           2006
                                                          ____           ____

     Revenues:
          Patient care, net                           $10,143,435   $ 7,876,432
          Pharmaceutical studies                        1,420,965     1,051,383
          Contract support services                     1,139,766     1,134,391
                                                      ___________   ___________
              Total revenues                           12,704,166    10,062,206
                                                      ___________   ___________
     Operating expenses:
          Patient care expenses                         5,296,074     4,054,966
          Patient care expenses, pharmaceutical           609,792       486,937
          Cost of contract support services               802,648       838,555
          Provision for doubtful accounts                 422,226       452,525
          Administrative expenses                       3,609,936     2,996,141
          Administrative expenses, pharmaceutical         571,856       679,108
                                                      ___________   ___________
               Total operating expenses                11,312,532     9,508,232
                                                      ___________   ___________

     Income from operations                             1,391,634       553,974
                                                      ___________   ___________
          Other income (expense):
           Interest income                                 32,535        32,849
           Other (expense) income                          14,099          (943)
           Interest expense                              (131,381)     (119,830)
                                                      ___________   ___________
               Total other expenses, net                  (84,747)      (87,924)
                                                      ___________   ___________
     Income before provision for taxes                  1,306,887       466,050
     Provision for income taxes                           506,876       182,767
                                                      ___________   ___________

     Net income                                       $   800,011   $   283,283
                                                      ===========   ===========

     Basic net income per common share                $      0.04   $      0.02
                                                      ===========   ===========
     Basic weighted average number of shares
       outstanding                                     20,136,781    18,514,142
                                                      ===========   ===========

     Diluted net income per common share              $      0.04   $      0.01
                                                      ===========   ===========

     Diluted weighted average number of shares
       outstanding
                                                       20,601,828   19,296,638
                                                      ===========   ===========



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